Exhibit 10.1

CFS BANCORP, INC.
NON-QUALIFIED STOCK OPTION AGREEMENT
THIS NON-QUALIFIED STOCK OPTION AGREEMENT (“Agreement”), dated as of [___________, ______] (“Effective Date”), is entered into between CFS Bancorp, Inc., an Indiana corporation (the “Company”), and [____________] (“Participant”).
WHEREAS, the Company desires to grant to Participant an option to buy shares of the Company's stock, upon the terms and conditions set forth herein and subject to the terms and conditions of the CFS Bancorp, Inc. 2008 Omnibus Equity Incentive Plan (the “Plan”).
NOW, THEREFORE, the parties hereto agree as follows:
1.Defined Terms. Any capitalized term used herein and not otherwise defined shall have the meaning assigned to such term in the Plan.

2.Grant of Options. Subject to the provisions of this Agreement and the Plan, the Company hereby grants to Participant the right and option (“Option”) to purchase, on the terms and conditions set forth herein, to the extent exercisable, all or any part of an aggregate of [_______] Shares at a price (“Grant Price”) of [$________] per Share (which is not less than the per Share Fair Market Value on the date the Option is granted). The grant date of the Option is [__________]. The Option is not intended to be an “incentive stock option” within the meaning of Code Section 422.

3.Exercisability of Option.

(a)Subject to Sections 6 and 7 below, the Option will vest and become exercisable in four equal installments of 25% on each of the first four anniversaries of the grant date, in accordance with the following schedule:

Date of Vesting	Percent of Option Vested
[____________]	25%
[____________]	25%
[____________]	25%
[____________]	25%

(b)The Option may be exercised only to the extent it shall have vested and is exercisable. In no event may the Participant exercise the Option, in whole or in part, after [____________] (the “Expiration Date”).

(c)To the extent Participant does not, at the time of a particular exercise, purchase all the Shares that Participant may then purchase, Participant has the right cumulatively thereafter to purchase any of such Shares not so purchased until the Expiration Date or, if applicable, the earlier termination of the Option.

(d)The vesting schedule requires continued employment through each applicable vesting date as a condition to the vesting of the applicable portion of the

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Option except as provided in Section 6 or 7 below. Partial service, even if substantial, during any vesting period will not entitle Participant to any vesting upon or following a termination of employment except as provided in Section 6 or 7 below.

4.Exercise of Option. To the extent vested and exercisable, the Option may be exercised by the delivery to the Company of a written exercise notice stating the number of Shares to be purchased pursuant to the Option accompanied by payment of the Grant Price multiplied by the aggregate number of Shares to be purchased (such payment to be made in accordance with Section 5) and the payment or provision for any applicable employment or other taxes or withholding for taxes thereon. Such Option shall be deemed to be exercised upon receipt and approval by the Company of such written exercise notice accompanied by the aggregate Grant Price and any other payments so required, as permitted pursuant to Section 5.

5.Method of Payment of Option. Payment of the aggregate Grant Price shall be payable to the Company by Participant either:

(a)by cash or check;

(b)by delivery of Shares that have been held by Participant for at least six months, in accordance with Section 6.6(a) of the Plan, subject to compliance with applicable law;

(c)by a broker-assisted Cashless Exercise (a “same day sale” or “margin” commitment, as described in Sections 2.8 and 6.6(b) of the Plan); or

(d)in a combination of payments under clauses (a), (b) and (c).

6.Effect of Termination of Employment. If Participant's employment by the Company terminates, the following provisions shall apply with respect to vesting and exercise of the Option after the date of such termination (the “Termination Date”), except that in no event may any portion of the Option be exercised after the Expiration Date:

(a)Death or Disability. If Participant's employment terminates as a result of Participant's death or Disability, any unvested portion of the Option shall vest as of the Termination Date and Participant (or Participant's personal representative or beneficiary, as the case may be) may exercise the vested, unexercised portion of the Option, in whole or in part, at any time within one (1) year of the Termination Date.

(b)Retirement. If Participant's employment terminates as a result of Participant's Retirement, any unvested portion of the Option shall vest as of the Termination Date and Participant may exercise the vested, unexercised portion of the Option, in whole or in part, at any time within three (3) years of the Termination Date.

(c)Termination for Cause. If the Company terminates Participant's employment for Cause, the unvested portion of the Option shall be forfeited and any vested, unexercised portion of the Option shall terminate as of the Termination Date.

(d)Other Terminations. If Participant's employment terminates for any reason other than death, Disability, Retirement or Cause, any unvested portion of the Option shall be forfeited as of the Termination Date and Participant may exercise any vested, unexercised portion of the Option at any time within thirty (30) days of the Termination Date.

7.Effect of Change in Control. In the event of a Change in Control, any unvested portion of the Option shall vest and become exercisable as of the date of the Change in Control, and remain exercisable subject to the provisions of Section 6 above.

8.Issuance of Shares. Neither Participant nor any other person entitled to exercise the Option shall have any of the rights or privileges of a shareholder of the Company as to any Shares subject to the Option until the issuance and delivery to him or such other person of a certificate evidencing the Shares registered in his or such other person's name. The Company will not be required to issue or deliver any certificate(s) for Shares purchased upon exercise of the Option or any portion thereof prior to the (i) completion of any registration or other qualification of such Shares which the Company deems necessary or advisable under any federal or state law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, and (ii) obtaining of any approval or other clearance from any federal or state governmental agency or body, which the Company determines to be necessary or advisable. The Company will have no obligation to obtain the fulfillment of the conditions specified in the preceding sentence.

9.Legal Requirements. Notwithstanding any other provision of this Agreement, the Option may not be exercised in whole or in part if the issuance of the Shares (or the payment of cash) upon such exercise would constitute a violation of any applicable federal or state securities law or other applicable laws, rules or regulations. As a condition to the exercise of the Option, the Company may require the person exercising the Option to make any representation or warranty to the Company that may be required by any applicable law or regulation.

10.Collection of Withholding Taxes. The Company will have the right to require payment to it from the Participant of the amount of tax or other charge required by law, or required to be withheld as a result of the Participant's exercise of the Option. The Participant may satisfy, in whole or in part, any withholding tax obligation which may arise in connection with the exercise of the Option by having the Company retain Shares which would otherwise be issued in connection with the exercise of the Option or accept delivery from the Participant of Shares which have a Fair Market Value equal to the amount required to be withheld, determined as of the date of the delivery of such Shares, equal to the amount of the withholding tax to be satisfied by that retention or delivery.

11.Cancellation and Repayment. To the extent required by applicable law or regulations, the Company may cancel all or any portion of the Option with respect to Shares not yet exercised and/or require repayment of any Shares (or the value thereof) or amounts which were acquired by Participant from exercise of the Option.

12.Holding Requirement. Participant agrees to hold any Shares issued in respect of the Option to the extent required by any Company stock ownership or holding period requirements applicable to Participant.

13.Indemnity. The Participant hereby agrees to indemnify and hold harmless the Company (and its directors, officers and employees) and the Committee, against and from any and all losses, claims, damages, liabilities and expenses based upon or arising out of the incorrectness or alleged incorrectness of any representation made by him to the Company or any failure on his part to perform any agreements contained herein. The Participant further agrees to release and hold harmless the Company (and its directors, officers and employees) against any liability, including without limitation, taxes, interest and penalties incurred by the Participant in connection with his participation in the Plan.

14.Continued Employment. Nothing in this Agreement or in the Plan confers upon the Participant any right to continue in the employ of the Company or any Affiliate or will interfere with or restrict in any way the rights of the Company and its Affiliates, subject to the terms of any employment agreement between the Company or any Affiliate and the Participant, to discharge the Participant at any time for any reason whatsoever, with or without Cause.

15.Non-Transferability of Option. The Option and any other rights of Participant under this Agreement are nontransferable by the Participant other than by will or under the laws of descent and distribution. Any attempted assignment of the Option in violation of this Section shall be null and void. Any attempt to transfer the Option other than under the terms of this Agreement or the Plan shall terminate the Option.

16.Notices. Any notice to be given under the terms of this Agreement shall be in writing and addressed: to the Company at 707 Ridge Road, Munster, IN, 46321, to the attention of the Secretary; and to Participant at the most recent address on file with the Company, or at such other address as either party may hereafter designate in writing to the other.

17.Effect of Agreement. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company, except to the extent the Committee determines otherwise.

18.Governing Law; Entire Agreement. Except to the extent preempted by the laws of the United States, the laws of the State of Indiana, without reference to the choice of law principles thereof, shall be controlling in all matters relating to this Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

19.Amendment. The Company may, at any time, and from time to time, alter, amend, modify, suspend or terminate this Agreement, in whole or in part, with Participant's agreement.

20.Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which collectively will constitute one and the same instrument.

21.Section Headings. The Section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

CFS BANCORP, INC.		PARTICIPANT

By:		By:
	(EXECUTIVE NAME AND TITLE HERE)		(PARTICIPANT NAME HERE)

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